Exhibit 99.1

KIWIBOX.COM Starts Campaign to Aid in the Cleanup of the Oil Spill With Its Online Community for Young Adult and Old Teens to Explore, Connect, Party

NEW YORK, June 22 /PRNewswire-FirstCall/ -- KIWIBOX.COM, Inc. (OTC Bulletin Board: KIWB), announced today that because of the deluge of daily requests and the overwhelming concerns expressed by online users about the oil spill in the Gulf, Kiwibox has decided to send a group of its members to help join the cause. A team of members and staff will be going to New Orleans, Louisiana from July 9th to July 16th to partner with HandsOn New Orleans (www.handsonneworleans.org) to assist the cleanup efforts from the BP Oil Spill. Kiwibox team volunteers will attend an orientation on July 10th to evaluate their skills and capabilities. According to these criteria Kiwibox user volunteers will be placed where they are needed most.

Since the explosion on April 20th 2010, over 2.5 million gallons of oil have been gushing into the ocean every day. That is enough oil to power an SUV around the circumference of the world more than 421,650 times; in monetary terms, that is more than $3,000,000 a day. While the fiscal losses are quite astonishing, the injuries sustained by wildlife have been a heart wrenching story. To date, approximately 400 wildlife species are threatened by this spill (whales, tuna, shrimp, alligators, foxes, deer, turtles, etc) including over 30 different species of birds. In terms of the human tragedy, 11 people are still missing and presumed dead since the rig exploded. "The impact of this environmental disaster requires all of us to do what we can to help save these threatened species and preserve the coastline," commented Andre Scholz, the leader of the Kiwibox team traveling to New Orleans.

Since its eruption, Kiwibox.com users have inundated the Kiwibox.com website with their concerns about the effects and the disastrous outcome of this oil spillage catastrophe.  "Our Kiwibox mission will provide our team member volunteers with the chance to take an active part in the Gulf's cleanup efforts," Scholz observed, "while at the same time providing Kiwibox users the opportunity to give something back to our global community."  Kiwibox.com is underwriting the expenses for the team, including all costs for organization, travel, overnight accommodations and meals for each of the volunteers.

Kiwibox.com is an activist online community where members are encouraged to socialize with their friends to help the world community!

About  KIWIBOX.COM:

KIWIBOX.COM is the only stand-alone social network community company whose shares are traded in the public stock  market under the trading symbol "KIWB". KIWIBOX.COM was founded in 1999 to give teenagers a voice on the internet and was a leader in the teen oriented world for several years. In 2008, the company launched a new version 2.0, expanding its community to serve old teens & young adults to explore, connect and party. After a restructuring of the company in 2009, a new website technology platform was announced in 2010. Further developments and integration of mobile and strategy technology, in combination with traditional marketing efforts are integrated or planned to increase membership and to be a prominent website in the social networking world for young adults and old teens.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

CONTACT: Andre Scholz, +1-212-239-8210, ascholz@kiwiboxinc.com